EXHIBIT 99.1

 Capstone Turbine Corporation Announces Fiscal 2007 Operating Results

    Fiscal 2007 revenue of $21.0 million, net loss decreases over $10.3 million from prior year; Fourth quarter revenue of $5.8 million, net loss decreases over $3.3 million from same period last year.


    CHATSWORTH, Calif.--(BUSINESS WIRE)--June 13, 2007--Capstone Turbine Corporation(R) (www.microturbine.com) (NASDAQ:CPST), reported operating results for its fourth quarter and fiscal year ended March 31, 2007 in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 13, 2007.

    Financial Summary

    Capstone's revenue for the fiscal year ended March 31, 2007 was $21.0 million, a decrease of approximately 13% from the prior fiscal year. While sales are not increasing as we expected, we continue to pursue market penetration through the use of worldwide distributors and our direct sales resources.

    The reported gross loss for the fiscal year ended March 31, 2007 was $5.0 million, or 24% of revenue, an improvement of approximately 19 points over the prior fiscal year.

    The year over year improvement in the gross loss percentage reflects the increased contribution margins from improved product mix as a result of increased sales of higher margin C60 Series units, reduced manufacturing costs, higher absorption of overhead costs into ending inventory and reduced inventory charges offset by increased warranty charges.

    Research and development costs were $9.4 million for the fiscal year ended March 31, 2007, a decrease of $1.6 million, or 15% from the prior fiscal year. Expenses were lower primarily due to lower labor and consulting spending, decreased development hardware and supplies, and reduced facilities expenses offset by decreased funding received from cost sharing programs.

    Selling, general and administrative costs were $24.6 million for the fiscal year ended March 31, 2007, a decrease of $3.1 million, or 11% from the prior fiscal year. Included in SG&A expenses for the year ended March 31, 2007 was $2.3 million of non-cash stock compensation, compared to $1.0 million for the same period last year. This increase is a result of the Company's adoption of SFAS 123(R) during the first quarter of Fiscal 2007. Other SG&A expenses decreased $4.5 million compared to the prior year. The decrease was primarily attributable to legal settlement costs incurred in the prior year, reduced professional services including legal, accounting and insurance, lower labor and related costs, consulting fees and marketing costs, offset by increased bad debt and facilities costs.

    Capstone's net loss was $36.7 million, or $0.32 per share, for the fiscal year ended March 31, 2007, a decrease of $10.3 million from the $47.1 million loss, or $0.50 per share, reported for the prior fiscal year.

    Cash and cash equivalents at the end of the fiscal year ended March 31, 2007 were $60.3 million. Cash balances increased by $2.3 million during the fiscal year ended March 31, 2007. The Company completed a registered offering of its common stock during the fourth quarter, resulting in net proceeds of approximately $42.5 million.

    Backlog at the end of the fiscal year was $5.0 million, a decrease of over 29% from the prior fiscal year end, and approximately 38% from the prior quarter.

    Revenue for the fourth quarter ended March 31, 2007 increased to $5.8 million, an improvement of 1% from the third quarter, and decreased approximately 23% from the prior year comparable quarter.

    The reported gross loss for the 2007 fourth quarter was $1.0 million, or 17% of revenue compared to $3.2 million, or 43% for the 2006 fourth quarter, an improvement of approximately 26 points.

    The quarter over quarter improvement in the gross loss percentage reflects the increased contribution margins from improved product mix as a result of increased sales of higher margin C60 Series units, reduced manufacturing costs, higher absorption of overhead costs into ending inventory and reduced inventory charges offset by increased warranty charges.

    Research and development costs were $2.0 million for the fourth quarter, a decrease of $1.1 million, or 37%, from the prior year comparable quarter. Expenses were lower primarily due to lower labor and consulting spending, decreased development hardware and supplies, and reduced facilities expenses offset by decreased funding received from cost sharing programs.

    Selling, general and administrative costs were $6.3 million for the fourth quarter, an increase of $0.1 million, or 2% from the prior year comparable quarter. Included in SG&A expenses for the fourth quarter was $0.6 million of non-cash stock compensation, compared to $0.2 million for the same period last year. This increase is a result of the Company's adoption of SFAS 123(R) during the first quarter of Fiscal 2007. Other SG&A expenses decreased $0.3 million compared to the same period last year. The decrease was primarily attributable to reduced labor and related costs and marketing costs, offset by increased bad debt and facilities costs.

    Capstone's net loss was $8.5 million for the fourth quarter, or $0.06 per share, an improvement of $3.3 million from the $11.8 million loss, or $0.12 per share, reported for the prior year comparable quarter.

    Conference Call

    The Company will host a conference call today, Wednesday, June 13, at 1:45 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available for 90 days through the Investor
Relations page on the Company's website: www.microturbine.com.

    About Capstone Turbine

    Capstone Turbine Corporation (www.microturbine.com; NASDAQ:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped thousands of Capstone MicroTurbine(TM) systems to customers worldwide. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 certified company; Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New York, Mexico City, Milan, Nottingham, Shanghai and Tokyo.

    "Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.


             CAPSTONE TURBINE CORPORATION AND SUBSIDIARY
                     CONSOLIDATED BALANCE SHEETS
                 (In thousands, except share amounts)

                                                   March 31, March 31,
                                                     2007      2006
                                                   --------- ---------
                      Assets
Current Assets:
  Cash and cash equivalents                         $60,322   $58,051
  Accounts receivable, net of allowance for
   doubtful accounts and sales returns of $789 in
   2007 and $858 in 2006                              3,514     5,869
  Inventories                                        21,283    12,545
  Prepaid expenses and other current assets           1,614     1,050
                                                   --------- ---------
       Total current assets                          86,733    77,515
                                                   --------- ---------
Property, plant and equipment, net                    6,256     7,816
Non-current portion of inventories                    3,005     3,113
Intangible asset, net                                   892     1,159
Other assets                                            117       114
                                                   --------- ---------
     Total                                          $97,003   $89,717
                                                   ========= =========
       Liabilities and Stockholders' Equity
Current Liabilities:
  Accounts payable and accrued expenses              $5,686    $8,144
  Accrued salaries and wages                          1,434     1,623
  Accrued warranty reserve                            6,554     6,998
  Deferred revenue                                      937       632
  Current portion of notes payable                       19        19
                                                   --------- ---------
     Total current liabilities                       14,630    17,416
                                                   --------- ---------
Long-term portion of notes payable                       27        47
Other long-term liabilities                             561       626
Stockholders' Equity:
   Preferred stock, $.001 par value; 10,000,000
    shares authorized; none issued                       --        --
   Common stock, $.001 par value; 415,000,000
    shares authorized; 144,512,997 shares issued
    and 143,961,789 shares outstanding at March
    31, 2007; 103,521,829 shares issued and
    102,970,621 shares outstanding at March 31,
    2006                                                145       104
  Additional paid-in capital                        619,423   572,787
  Accumulated deficit                              (537,270) (500,542)
  Deferred stock compensation                            --      (208)
  Treasury stock, at cost; 551,208 shares at March
   31, 2007 and 2006                                   (513)     (513)
                                                   --------- ---------
     Total stockholders' equity                      81,785    71,628
                                                   --------- ---------
     Total                                          $97,003   $89,717
                                                   ========= =========


             CAPSTONE TURBINE CORPORATION AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share amounts)

                                            Years Ended March 31,
                                        -----------------------------
                                            2007      2006      2005
                                        --------- --------- ---------
Net revenue                              $21,018   $24,103   $16,968
Cost of goods sold (includes stock-
 based compensation of $107, $0 and $0,
 for the periods presented,
 respectively)                            26,045    34,563    25,545
                                        --------- --------- ---------
Gross loss                                (5,027)  (10,460)   (8,577)
Operating expenses:
  Research and development (includes
   stock-based compensation of $232, $0
   and $4, for the periods presented,
   respectively)                           9,374    11,019    11,761
  Selling, general and administrative
   (includes stock-based compensation
   of $2,369, $953 and $376, for the
   periods presented, respectively)       24,615    27,741    20,782
                                        --------- --------- ---------
   Total operating costs and expenses     33,989    38,760    32,543
                                        --------- --------- ---------
Loss from operations                     (39,016)  (49,220)  (41,120)
Interest income                            2,292     2,143     1,338
Interest expense                              (2)      (23)      (37)
Other income, net                             --        29       372
                                        --------- --------- ---------
Loss before income taxes                 (36,726)  (47,071)  (39,447)
Provision for income taxes                     2         2         2
                                        --------- --------- ---------
Net loss                                $(36,728) $(47,073) $(39,449)
                                        ========= ========= =========
Net loss per common share--basic and
 diluted                                  $(0.32)   $(0.50)   $(0.47)
                                        ========= ========= =========
Weighted average share used to
 calculate basic and diluted net loss
 per common share                        113,770    93,638    84,378
                                        ========= ========= =========

    CONTACT: Capstone Turbine Corporation
             Investor and investment media inquiries:
             Alice Barsoomian, 818-407-3628